Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13(d)-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13D and to all amendments to such statement.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 17, 2005.

CISCO SYSTEMS CAPITAL CORPORATION

By:	/s/ David Rogan
David Rogan
President

CISCO SYSTEMS, INC.

By:	/s/ Dennis D. Powell
Dennis Powell
Senior Vice President and Chief Financial Officer